Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Laura S. Choi	Jean Mantuano
	Investor Relations	Corporate Communications (media)
	Phone: 609-430-2880, x2216	Phone: 609-430-2880, x2221

Medarex Announces Election of Marc Rubin as New Board Member

Princeton, N.J., November 7, 2007 — Medarex, Inc. (NASDAQ: MEDX) today announced that Marc Rubin, M.D. has been elected by the company’s Board of Directors to serve as a director on Medarex’s Board, effective November 1, 2007.

Dr. Rubin is President and CEO of Titan Pharmaceutical, Inc., a biopharmaceutical company publicly traded on the American Stock Exchange. Prior to joining Titan in October 2007, he was Head of Global Research and Development for Bayer Schering Pharma and a member of the Executive Committee of Bayer Healthcare and the Board of Management of Bayer Schering Pharma. Prior to his position at Bayer Schering Pharma, Dr. Rubin was a Member of the Executive Board and President of Development for Schering AG, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, a division of Schering AG. His position included responsibility for three Global Business Units. Before joining Schering AG, Dr. Rubin held several positions of increasing responsibility at GlaxoSmithKline, including oversight of the development, approval and commercial strategy for numerous programs. Dr. Rubin completed his clinical training in internal medicine at The Johns Hopkins Hospital and subspecialty training in both oncology and infectious disease at the National Institutes of Health. He received his M.D. from Cornell University Medical College and did his undergraduate work at Cornell University.

“We are very pleased Marc is joining our Board of Directors,” said Howard H. Pien, President and CEO of Medarex. “He brings strong industry experience to our Board which will complement the Board’s leadership in continuing to guide the company’s future growth strategy and value creation.”

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. More than 30 of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with seven of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

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